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[EXHIBIT 99.2]

Tele-Communications International, Inc.
(Traded on the Nasdaq as TINTA)

NEWS RELEASE
                                                    July 13, 1998

For information contact:
Media:  Tana Wedum, Tele-Communications International, Inc. (1)
303 267 5648
Analysts:  Mike Erickson, Tele-Communications International (1)
303 267 6481


             TELE-COMMUNICATIONS INTERNATIONAL, INC.
         RECEIVES PROPOSAL FROM LIBERTY MEDIA GROUP FOR
       ACQUISITION OF PUBLIC SHARES OF TINTA COMMON STOCK

     ENGLEWOOD, Colorado --- Tele-Communications International, Inc. (Nasdaq: TINTA) announced that it has received a proposal from Liberty Media Group (Nasdaq: LBTYA), the programming arm of Tele-Communications, Inc. ("TCI"), for the acquisition by Liberty Media Group of all of the shares of common stock of TINTA not owned by TCI Ventures Group (Nasdaq: TCIVA). Under the proposal, TINTA's public shareholders would receive, in a merger transaction, for each share of TINTA Class A Common Stock owned by them, 0.58 of a share of Series A Liberty Media Group Common Stock (Nasdaq: LBTYA). As of the close of business on Friday, July 10, the last sale price on Nasdaq for the Series A Liberty Media Group Common Stock was $41 9/16 and for the TINTA Class A Common Stock was $21 7/8.

     TINTA does not intend to make any further comment on Liberty
Media Group's proposal unless or until a definitive agreement relating to a merger is reached or discussions to that end are terminated.

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     TCI Ventures Group owns 83 percent of TINTA's Class A Common
Stock and all of TINTA's Class B Common Stock, which collectively represents 92 percent of the combined voting power of TINTA's
Class A and Class B Common Stock.

     Tele-Communications International, Inc. (which trades on the Nasdaq as TINTA) is an international media company providing programming services and operating television, telephone and Internet distribution networks around the world,. Tele-Communications International is a partner in ventures that provide cable services to 4.3 million subscribers in Europe, Asia and Latin America and also provides 50 cable and satellite programming services in various countries outside of the United States.

     Liberty Media, a unit of Tele-Communications, Inc., has ownership in numerous cable television networks in the United States and overseas. Liberty Media Group Series A and Series B Common Stock are series of Tele-Communications, Inc. Common Stock and are traded on the National Market tier of The Nasdaq Stock Market under the symbols LBTYA and LBTYB, respectively.